Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

DOVER CORPORATION

and

KNOWLES CORPORATION

Dated as of [    ], [        ]

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SCHEDULES

Schedule 1.1(8)	Ancillary Agreements
Schedule 1.1(19)	Continuing Arrangements
Schedule 1.1(27)(iv)	Specified Dover Assets
Schedule 1.1(34)(i)	Specified Dover Liabilities
Schedule 1.1(34)(iv)(A)	Dover Distribution Disclosure Document Liabilities
Schedule 1.1(38)	Financing Cash Distribution
Schedule 1.1(61)(v)	Specified Knowles Assets
Schedule 1.1(65)	Specified Knowles Contracts
Schedule 1.1(68)	Knowles Financing Arrangements
Schedule 1.1(70)	Knowles Group Entities
Schedule 1.1(72)(i)	Specified Knowles Liabilities
Schedule 1.1(72)(iii)	Knowles Former Businesses
Schedule 1.1(72)(vi)	Knowles Actions
Schedule 2.2(a)(i)	Transferred Entities
Schedule 2.4(a)	Intercompany Accounts
Schedule 2.9(c)(i)	Separated Shared Contracts
Schedule 2.9(c)(ii)	Assigned Shared Contracts
Schedule 2.12(a)	Knowles Guarantees
Schedule 2.12(b)	Dover Guarantees
Schedule 3.1	Reorganization
Schedule 6.2	Dover Excluded Indemnification
Schedule 10.1(iv)	Exceptions to Conflicts between Agreements
Schedule 10.5	Allocation of Certain Expenses
Schedule 10.17	Public Announcements

EXHIBITS

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Voltronics Separation Agreement

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INDEX OF DEFINED TERMS

AAA	52
Action	2
Affiliate	2
Agent	2
Agreement	1
Agreement Disputes	51
Amended Financial Reports	37
Ancillary Agreements	3
Assets	3
Audited Party	37
Business	4
Business Day	4
Business Entity	4
Claims Administration	4
Code	1
Commission	4
Confidential Information	5
Consents	5
Continuing Arrangements	5
Contract	5
control	2
corporate opportunities	39
Dispute Notice	51
Distribution	5
Distribution Date	5
Distribution Disclosure Documents	5
Dover	1
Dover Accounts	21
Dover Assets	6
Dover Business	6
Dover Common Stock	6
Dover Disclosure	7
Dover Group	7
Dover Indemnitees	7
Dover LCs	28
Dover Liabilities	7
Effective Time	8
Employee Matters Agreement	8
Exchange Act	8
Financing Cash Distribution	9
Form 10	9
Form 10-K	9
Former Business	9
Governmental Approvals	9

Governmental Entity	9
Group	9
Guaranty Release	28
Indebtedness	9
Indemnifiable Loss	9
Indemnifiable Losses	9
Indemnifying Party	42
Indemnitee	42
Indemnity Payment	45
Information	10
Information Statement	10
Insurance Administration	10
Insurance Proceeds	10
Insured Claims	10
Intellectual Property	10
Intercompany Accounts	11
Internal Control Audit and Management Assessments	36
Knowles	1
Knowles Accounts	21
Knowles Assets	11
Knowles Balance Sheet	12
Knowles Business	12
Knowles Common Stock	1
Knowles Contracts	12
Knowles Disclosure	13
Knowles Employee	13
Knowles Financing Arrangements	13
Knowles General Liability Policies	54
Knowles Group	13
Knowles Indemnitees	13
Knowles Liabilities	13
Law	15
Liabilities	15
Liable Party	27
linked	21
New York Courts	61
NYSE	15
Other Parties’ Auditors	37
Other Party Marks	35
Party	1
Person	15
Policies	16
Pre-Separation Disclosure	16

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Prime Rate	16
Record Date	16
Records	16
Reorganization	1
Reorganization Documents	30
Reorganization Step Plan	30
Retained Communication Technologies Businesses	16
Rules	52
Security Interest	16
Separation	1
Shared Contracts	16
Shared Contractual Liabilities	16
Software	17

Subsidiary	17
Tax	17
Tax Matters Agreement	17
Third Party	17
Third Party Claim	42
Third Party Shared Policies	17
Trademarks	17
Transfer	19
Transfer Documents	17
Transferred Entities	19
Transition Services Agreement	18
Voltronics Separation Agreement	18
Wholly Owned Subsidiary	18

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FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of [    ], [        ], by and between Dover Corporation, a Delaware corporation (“Dover”), and Knowles Corporation, a Delaware corporation (“Knowles”) (each a “Party” and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1.1 hereof.

R E C I T A L S:

WHEREAS, Dover, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Knowles Business;

WHEREAS, the Board of Directors of Dover has unanimously determined that it is appropriate, desirable and in the best interests of Dover and its stockholders to separate Dover into two separate companies: (i) one comprising the Knowles Business, which shall be owned and conducted, directly or indirectly, by Knowles, all of the common stock of which is intended to be distributed to Dover stockholders, and (ii) one comprising the Dover Business, which shall continue to be owned and conducted, directly or indirectly, by Dover;

WHEREAS, in order to effect such separation, the Board of Directors of Dover has determined that it is appropriate, desirable and in the best interests of Dover and its stockholders: (i) for Dover and its Subsidiaries to enter into a series of transactions whereby Dover and its Subsidiaries will be reorganized such that (A) Dover and/or one or more other members of the Dover Group will own all of the Dover Assets and assume (or retain) all of the Dover Liabilities, and (B) Knowles and/or one or more other members of the Knowles Group will own all of the Knowles Assets and assume (or retain) all of the Knowles Liabilities (the transactions referred to in clauses (A) and (B) being referred to herein as the “Reorganization”); and thereafter (ii) for Dover to distribute to the holders of Dover Common Stock on the Record Date on a pro rata basis all of the issued and outstanding shares of common stock, par value $0.01 per share, of Knowles (the “Knowles Common Stock”) (such transactions described in clauses (i) and (ii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Separation”);

WHEREAS, Knowles has been incorporated for this purpose and has not engaged in activities except in preparation for its corporate reorganization (including activities with respect to the Knowles Financing Arrangements) and the distribution of its stock;

WHEREAS, Dover and Knowles have determined that it is necessary and desirable, at or prior to the Effective Time, to allocate, transfer or assign the Knowles Assets and Knowles Liabilities to the Knowles Group, and to allocate, transfer or assign the Dover Assets and Dover Liabilities to the Dover Group;

WHEREAS, the Parties intend that the Distribution, together with certain related transactions, generally will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), that other transactions connected with the Separation will also qualify as tax-free for U.S. federal income tax purposes under applicable provisions of the Code and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code to the extent relevant for these transactions; and

WHEREAS, the Parties intend in this Agreement to set forth the principal arrangements between them with respect to the Separation and Distribution and that certain other agreements will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General. As used in this Agreement, the following capitalized terms shall have the following meanings:

(1) “AAA” shall have the meaning set forth in Section 8.2.

(2) “Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any kind by or before any Governmental Entity or any arbitration or mediation tribunal.

(3) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition and the definition of “Subsidiary” in Section 1.1(97), “control” (including the correlative meanings “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. From and after the Effective Time, and for purposes of this Agreement and the Ancillary Agreements, Dover and Knowles shall not be deemed to be under common control for purposes hereof due solely to the fact that Dover and Knowles have common stockholders or have one or more directors in common.

(4) “Agent” shall mean the distribution agent to be appointed by Dover to distribute to the stockholders of Dover all of the outstanding shares of Knowles Common Stock pursuant to the Distribution.

(5) “Agreement” shall have the meaning set forth in the preamble hereof.

(6) “Agreement Disputes” shall have the meaning set forth in Section 8.1.

(7) “Amended Financial Reports” shall have the meaning set forth in Section 5.3(b).

(8) “Ancillary Agreements” shall mean all of the written Contracts or other arrangements (other than this Agreement) entered into by the Parties or their Subsidiaries (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated hereby, including the Transfer Documents, the Reorganization Documents, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Voltronics Separation Agreement and the other agreements set forth on Schedule 1.1(8).

(9) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii) all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all Contracts and any rights or claims (whether accrued or contingent) arising under any Contracts;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all claims or rights against any Person, whether sounding in tort, contract or otherwise, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(10) “Audited Party” shall have the meaning set forth in Section 5.3(a).

(11) “Business” shall mean the Knowles Business or the Dover Business, as applicable.

(12) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

(13) “Business Entity” shall mean any corporation, partnership, trust, limited liability company, joint venture, or other incorporated or unincorporated organization or other entity of any kind or nature (including those formed, organized or otherwise existing under the Laws of jurisdictions outside the United States).

(14) “Claims Administration” shall mean the administration of claims made under the Third Party Shared Policies, including the reporting of claims to the unaffiliated, Third-Party insurance carriers that issued the Third Party Shared Policies, management and defense of such claims, negotiating the resolution of such claims, and providing for appropriate releases upon settlement of such claims.

(15) “Code” shall have the meaning set forth in the recitals hereto.

(16) “Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

(17) “Confidential Information” shall mean business, operations or other information, data or material concerning a Party and/or its Affiliates which, prior to or following the Effective Time, has been disclosed by a Party or its Affiliates to the other Party or its Affiliates, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 7.1 or Section 7.2 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Affiliates or (ii) lawfully acquired from other sources by such Party or its Affiliates to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality or fiduciary obligations).

(18) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(19) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(19) and such other commercial arrangements between one or more members of the Dover Group, on the one hand, and one or more members of the Knowles Group, on the other hand, that are expressly intended in this Agreement or any Ancillary Agreement to survive and continue following the Effective Time.

(20) “Contract” shall mean any contract, obligation, indenture, instrument, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement except as otherwise expressly provided in this Agreement or any Ancillary Agreement.

(21) “Dispute Notice” shall have the meaning set forth in Section 8.1(a).

(22) “Distribution” shall mean the distribution by Dover of all of the issued and outstanding shares of Knowles Common Stock to holders of record of shares of Dover Common Stock as of the Record Date on the basis of one share of Knowles Common Stock for every two issued and outstanding shares of Dover Common Stock.

(23) “Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Board of Directors of Dover in its sole discretion.

(24) “Distribution Disclosure Documents” shall mean the Form 10 and all exhibits thereto (including the Information Statement), the current report on Form 8-K attaching the final form of Information Statement and the registration statement on Form S-8 related to securities to be offered under Knowles’ employee benefit plans, in each case as filed by Knowles with the Commission in connection with the Distribution.

(25) “Dover” shall have the meaning set forth in the preamble hereof.

(26) “Dover Accounts” shall have the meaning set forth in Section 2.5(a).

(27) “Dover Assets” shall mean (without duplication):

(i) the ownership interests (to the extent held by Dover, Knowles or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Dover Group;

(ii) all Contracts to which Dover, Knowles or any of their Affiliates is a party or by which they or any of their respective Affiliates or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of Dover, Knowles, or any of their respective Affiliates arising thereunder, in each case, other than the Knowles Contracts;

(iii) subject to Article IX, any and all rights of any member of the Dover Group under any Third Party Shared Policies to the extent related to the Dover Business;

(iv) the Assets listed or described on Schedule 1.1(27)(iv) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the Dover Group;

(v) all Dover Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time;

(vi) any collateral securing any Dover Liability immediately prior to the Effective Time; and

(vii) any and all Assets (other than those Assets listed or described on Schedule 1.1(61)(v)) of the Parties or their respective Subsidiaries as of the Effective Time that are not Knowles Assets.

(28) “Dover Business” shall mean:

(i) all businesses and operations of the members of the Dover Group and the members of the Knowles Group (including for the avoidance of doubt (x) the Retained Communication Technologies Businesses and (y) the businesses and operations of the Energy, Engineered Systems and Printing & Identification operating segments, as described in Dover’s Form 10-K), in each case, other than the Knowles Business; and

(ii) the businesses and operations of Business Entities acquired or established by or for any member of the Dover Group after the Effective Time.

(29) “Dover Common Stock” shall mean the issued and outstanding shares of common stock, par value $1.00 per share, of Dover.

(30) “Dover Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of any member of the Dover Group, in each case, on or after the Effective Time by or on behalf of any member of the Dover Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(31) “Dover Group” shall mean (i) Dover and each of its Subsidiaries immediately following the Effective Time and (ii) each other Person who is or becomes an Affiliate of Dover at or after the Effective Time, in each case, other than the members of the Knowles Group.

(32) “Dover Indemnitees” shall mean each member of the Dover Group and each of their respective Affiliates, and each of their respective directors, officers, employees and agents (in each case, in their respective capacities as such) and each of the heirs, executors, successors and assigns of any of the foregoing, except the Knowles Indemnitees.

(33) “Dover LCs” shall have the meaning set forth in Section 2.12(d).

(34) “Dover Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(34)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Dover Group;

(ii) any and all Liabilities of Dover, Knowles, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the Dover Business, as conducted at any time prior to, on or after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Dover, Knowles, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Dover Business);

(B) the operation or conduct of any business conducted by any member of the Dover Group at any time after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Dover or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Dover Business); or

(C) any Dover Assets, whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any Former Business formerly owned or managed by, or associated with, any member of the Dover Group or any of the Dover Businesses, other than those Former Businesses described on Schedule 1.1(72)(iii);

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) a material misstatement or omission contained in the sections of the Distribution Disclosure Documents described in Schedule 1.1(34)(iv)(A) hereto;

(B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of, or result from, matters related to the Dover Business; and

(C) any Dover Disclosure;

(v) any and all Liabilities to the extent relating to, arising out of or resulting from any Indebtedness of any member of the Dover Group (whether incurred prior to, on or after the Effective Time), other than any Indebtedness relating to the Knowles Financing Arrangements;

(vi) any and all Liabilities to the extent relating to, arising out of or resulting from any Action relating to the Dover Business, the Dover Assets or any of the other Dover Liabilities;

(vii) any and all Liabilities of the guarantor under the guarantees and obligations of the obligor under letters of credit listed or described on Schedule 2.12(a); and

(viii) any and all obligations of an insured Person under each Third Party Shared Policy to the extent related to or arising out of the Dover Business.

Notwithstanding the foregoing, the Dover Liabilities shall in no event include any Liabilities (including Liabilities under Knowles Contracts and Knowles Liabilities) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the Knowles Group, including any Liabilities set forth on Schedule 1.1(72)(i), or for which any member of the Knowles Group is liable pursuant to this Agreement or such Ancillary Agreement.

(35) “Effective Time” shall mean 11:59 p.m., New York City, New York time, on the Distribution Date.

(36) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Dover and Knowles, dated as of the date hereof and substantially in the form attached as Exhibit A hereto.

(37) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(38) “Financing Cash Distribution” means the cash distribution made from Knowles to Dover in connection with the Knowles Financing Arrangements as further described on Schedule 1.1(38).

(39) “Form 10” shall mean the registration statement on Form 10 filed by Knowles with the Commission in connection with the Distribution and all amendments thereto.

(40) “Form 10-K” shall mean the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed by Dover and all amendments thereto.

(41) “Former Business” means any Business Entity, division, real estate, facility, material Asset, business unit or business, including any business within the definition of Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act (in each case, including any Assets and Liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.

(42) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(43) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof, including the NYSE and any similar self-regulatory body under applicable securities Laws.

(44) “Group” shall mean either the Knowles Group or the Dover Group, as the context requires.

(45) “Guaranty Release” shall have the meaning set forth in Section 2.12(b).

(46) “Indebtedness” shall mean (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

(47) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including costs and expenses provided for in

Section 10.5(c) and the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(48) “Indemnifying Party” shall have the meaning set forth in Section 6.4(b).

(49) “Indemnitee” shall have the meaning set forth in Section 6.4(b).

(50) “Indemnity Payment” shall have the meaning set forth in Section 6.7(a).

(51) “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

(52) “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 sent to the holders of shares of Dover Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(53) “Insurance Administration” shall mean, with respect to each Third Party Shared Policy: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of such Third Party Shared Policy; (ii) the reporting to the relevant unaffiliated, Third-Party insurer that issues such Third Party Shared Policy of any losses or claims which may be covered by such Third Party Shared Policy; and (iii) the distribution of Insurance Proceeds related to such Third Party Shared Policy, subject to the terms of Article IX.

(54) “Insurance Proceeds” shall mean those monies (i) received by an insured from an unaffiliated Third-Party insurer under any Third Party Shared Policy, or (ii) paid by such Third-Party insurer on behalf of an insured under any Third Party Shared Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(55) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Third Party Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility, exhaustion of limits, or retrospectively-rated premium adjustments.

(56) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential and proprietary information, know-how, inventions, improvements, processes, formulae, models and methodologies, (viii) rights to personal information, (ix) telephone numbers and internet protocol addresses, (x) applications and registrations for the foregoing, and (xi) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(57) “Intercompany Accounts” shall mean any receivable, payable or loan between any member of the Dover Group, on the one hand, and any member of the Knowles Group, on the other hand, that is reflected in the Records of the relevant members of the Dover Group and the Knowles Group, except for any such receivable, payable or loan that arises pursuant to this Agreement, any Ancillary Agreement or Continuing Arrangement.

(58) “Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.3(a).

(59) “Knowles” shall have the meaning set forth in the preamble hereto.

(60) “Knowles Accounts” shall have the meaning set forth in Section 2.5(a).

(61) “Knowles Assets” shall mean only the following Assets (without duplication):

(i) the ownership interests (to the extent held by Dover, Knowles or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Knowles Group;

(ii) all Knowles Contracts, any rights or claims (whether accrued or contingent) of Dover, Knowles, or any of their respective Affiliates, arising thereunder;

(iii) all Assets owned, leased or held by Dover, Knowles, or any of their respective Affiliates immediately prior to the Effective Time that are used exclusively or held for use exclusively in the Knowles Business, including inventory, accounts receivable, goodwill, and all Assets reflected on the Knowles Balance Sheet, or the accounting records supporting such balance sheet and any Assets acquired by or for the Knowles Business subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any disposition of any of the foregoing Assets subsequent to the date of such balance sheet;

(iv) subject to Article IX, any rights of any member of the Knowles Group under any Third Party Shared Policies to the extent related to the Knowles Business;

(v) the Assets listed or described on Schedule 1.1(61)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the Knowles Group; and

(vi) all Knowles Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time, after giving effect to any withdrawal by, or other distribution of cash to, Dover or any member of the Dover Group which may occur at or prior to the Effective Time.

Notwithstanding the foregoing, the Knowles Assets shall in no event include:

(A) the Assets listed or described on Schedule 1.1(27)(iv); or

(B) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, transferred or assigned to, any member of the Dover Group.

(62) “Knowles Balance Sheet” shall mean the balance sheet of the Knowles Business, as of September 30, 2013, that is included in the Information Statement; provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to Knowles or any member of the Knowles Group or vice versa in connection with the Separation and Reorganization and prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the Knowles Balance Sheet, as the case may be.

(63) “Knowles Business” shall mean:

(i) the businesses and operations of those portions of Dover’s Communication Technologies operating segment (but, for the avoidance of doubt, excluding the Retained Communication Technologies Businesses) conducted by the Knowles Group as of the Distribution Date, as such businesses and operations are described in the Information Statement; and

(ii) the businesses and operations of Business Entities acquired or established by or for any member of the Knowles Group after the Effective Time.

(64) “Knowles Common Stock” shall have the meaning set forth in the recitals hereto.

(65) “Knowles Contracts” shall mean the following Contracts to which any Party or any of its Subsidiaries or Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof that is expressly contemplated not to be transferred or assigned by any member of the Dover Group to Knowles pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract that relates exclusively to the Knowles Business;

(ii) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the Knowles Group; and

(iii) the Contracts listed or described on Schedule 1.1(65).

(66) “Knowles Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of any member of the Knowles Group, in each case, on or after the Effective Time by or on behalf of any member of the Knowles Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(67) “Knowles Employee” shall have the meaning set forth in the Employee Matters Agreement.

(68) “Knowles Financing Arrangements” means the financing arrangements described on Schedule 1.1(68).

(69) “Knowles General Liability Policies” shall have the meaning set forth in Section 9.1.

(70) “Knowles Group” shall mean Knowles and each Person identified on Schedule 1.1(70), and each Person who is or becomes an Affiliate of Knowles at or after the Effective Time.

(71) “Knowles Indemnitees” shall mean each member of the Knowles Group and each of their respective Affiliates, and each of their respective directors, officers, employees and agents (in each case, in their respective capacities as such) and each of the heirs, executors, successors and assigns of any of the foregoing.

(72) “Knowles Liabilities” shall mean all of the following Liabilities of either Party or any of its Subsidiaries:

(i) the Liabilities listed or described on Schedule 1.1(72)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Knowles Group;

(ii) any and all Liabilities of Dover, Knowles, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the Knowles Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Dover, Knowles, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Knowles Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Knowles or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Knowles Assets, whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any Former Business formerly owned or managed by, or associated with any member of the Knowles Group or any of the Knowles Business (including those Former Businesses listed and described on Schedule 1.1(72)(iii));

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) the Distribution Disclosure Documents, except to the extent specifically enumerated as a Dover Liability on Schedule 1.1(34)(iv)(A);

(B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of or result from matters related to the Knowles Business; and

(C) any Knowles Disclosure;

(v) any and all Liabilities relating to, arising out of or resulting from (x) the Knowles Financing Arrangements or (y) any other Indebtedness of any member of the Knowles Group (whether incurred prior to, on or after the Effective Time);

(vi) any and all Liabilities relating to, resulting from, or arising out of any Action (x) listed or described on Schedule 1.1(72)(vi) or (y) to the extent such Action relates to, results from, or arises out of the Knowles Business, the Knowles Assets or the other Knowles Liabilities;

(vii) any and all Liabilities of the guarantor under the guarantees and obligations of the obligor under letters of credit listed or described on Schedule 2.12(b);

(viii) all Liabilities reflected as Liabilities or obligations on the Knowles Balance Sheet or on the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Knowles Balance Sheet; it being understood that (x) the Knowles Balance Sheet and the accounting records supporting such balance sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Knowles Liabilities pursuant to this subclause (viii); and (y) the amounts set forth on the Knowles Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Knowles Liabilities pursuant to this subclause (viii);

(ix) any and all obligations of an insured Person under each Third Party Shared Policy to the extent related to or arising out of the Knowles Business; and

(x) any and all Liabilities of any Business Entity that, following the Distribution, will be owned, directly or indirectly, by Knowles, except for those Liabilities assumed or retained by a member of the Dover Group pursuant to the Reorganization Documents.

Notwithstanding the foregoing, the Knowles Liabilities shall in any event not include any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the Dover Group, including any Liabilities set forth on Schedule 1.1(34)(i), or for which any member of the Dover Group is liable pursuant to this Agreement or such Ancillary Agreement.

(73) “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(74) “Liabilities” shall mean all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Entities having the effect of Law, Actions, threatened Actions, order or consent decree of any Governmental Entity or any award of any arbitration tribunal, and those arising under any Contract, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

(75) “Liable Party” shall have the meaning set forth in Section 2.11(b).

(76) “New York Courts” shall have the meaning set forth in Section 10.19.

(77) “NYSE” shall mean the New York Stock Exchange.

(78) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.3(a)(2).

(79) “Other Party Marks” shall have the meaning set forth in Section 5.2(a).

(80) “Party” shall have the meaning set forth in the preamble hereof.

(81) “Person” shall mean any (i) individual, (ii) Business Entity or (iii) Governmental Entity.

(82) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(83) “Pre-Separation Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) that Dover, Knowles, or any of their respective Affiliates filed with or furnished to the Commission, any other Governmental Entity, or holders of any securities of Dover or any of its Affiliates, in each case, prior to the Effective Time and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(84) “Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties) from time to time as its prime lending rate, as in effect from time to time.

(85) “Record Date” shall mean the date to be determined by the Board of Directors of Dover in its sole discretion as the record date for the Distribution.

(86) “Records” shall mean any Contracts, documents, books, records or files.

(87) “Reorganization” shall have the meaning set forth in the recitals hereto.

(88) “Reorganization Documents” shall have the meaning set forth in Section 3.1.

(89) “Reorganization Step Plan” shall have the meaning set forth in Section 3.1.

(90) “Retained Communication Technologies Businesses” means all businesses and operations of the Communication Technologies segment of Dover as of the Distribution Date, other than the business and operations conducted by the Knowles Group as of the Distribution Date (but immediately after giving effect to the Distribution).

(91) “Rules” shall have the meaning set forth in Section 8.2.

(92) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(93) “Separation” shall have the meaning set forth in the recitals hereto.

(94) “Shared Contracts” means the Contracts entered into prior to the Effective Time to which either Party or any of its respective Subsidiaries and one or more Third Parties are a party that inures to the benefit or burden of both the Knowles Business and the Dover Business.

(95) “Shared Contractual Liabilities” means Liabilities in respect of Shared Contracts.

(96) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user manuals and training materials related to any of the foregoing.

(97) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Business Entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(98) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(99) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Dover, Knowles, and certain members of the Dover Group and the Knowles Group, dated as of the date hereof, and substantially in the form attached as Exhibit B hereto.

(100) “Third Party” shall mean any Person other than the Parties or any of their respective Subsidiaries.

(101) “Third Party Claim” shall have the meaning set forth in Section 6.4(b).

(102) “Third Party Shared Policies” shall mean all Policies, whether or not in force at the Effective Time, issued by unaffiliated Third-Party insurers to Dover, Knowles, or any of their respective Affiliates, which cover risks that relate to both the Dover Business and the Knowles Business.

(103) “Trademarks” shall mean all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, whether registered or unregistered, together with the goodwill symbolized by any of the foregoing.

(104) “Transfer” shall have the meaning set forth in Section 2.2(a).

(105) “Transfer Documents” shall mean, collectively, the various Contracts and other documents entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement (including as contemplated by the Reorganization Step Plan) or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Ancillary Agreements), each of which shall be in such form and dated as of such date as Dover shall determine in its sole discretion.

(106) “Transferred Entities” shall have the meaning set forth in Section 2.2(a)(i).

(107) “Transition Services Agreement” shall mean the Transition Services Agreement by and between Dover and Knowles, dated as of the date hereof, and substantially in the form attached as Exhibit C hereto.

(108) “Voltronics Separation Agreement” shall mean the Voltronics Separation Agreement by and among Dover, Knowles and certain members of the Dover Group and the Knowles Group, dated as of the date hereof, and substantially in the form attached as Exhibit D hereto.

(109) “Wholly Owned Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including non-voting preferred stock) in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the Board of Directors of a Party may be taken by a committee of the Board of Directors of such Party if properly delegated by the Board of Directors of a Party to such committee. Unless the context otherwise requires:

(i) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(ii) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(iv) references in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein; and

(v) as described in Section 10.2, to the extent that the terms and conditions of any Schedule hereto conflicts with the express terms of the body of this Agreement, the terms of such Schedule shall control; it being understood that the Parties intend to include in the Schedules hereto any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein.

Section 1.3. Effective Time. This Agreement shall be effective as of the Effective Time.

Section 1.4. Other Matters. As described in more detail in Section 10.1 and Section 10.2, the Tax Matters Agreement, the Employee Matters Agreement and the Transition Services Agreement will govern Dover’s and Knowles’ respective rights, responsibilities and obligations after the Distribution with respect to the matters set forth in such Ancillary Agreement, except as expressly set forth in this Agreement or any other Ancillary Agreement.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement, including Section 4.4, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that prior to consummation of the Distribution, Dover, Knowles and their respective Subsidiaries shall be reorganized, to the extent necessary, such that immediately following the consummation of such reorganization, subject to Section 2.7 and the provisions of any Ancillary Agreement, (i) all of Dover’s and its Subsidiaries’ right, title and interest in and to the Knowles Assets will be owned or held by a member or members of the Knowles Group, the Knowles Business will be conducted by the members of the Knowles Group and the Knowles Liabilities will be assumed directly or indirectly by (or retained by) a member of the Knowles Group; and (ii) all of Dover’s and its Subsidiaries’ right, title and interest in and to the Dover Assets will be owned or held by a member or members of the Dover Group, the Dover Business will be conducted by the members of the Dover Group and the Dover Liabilities will be assumed directly or indirectly by (or retained by) a member of the Dover Group. Further, it is the intent of the Parties that the direct assumption by Knowles of Knowles Liabilities is in partial consideration for the transfer of the Knowles Assets to it in the Reorganization.

Section 2.2. Transfer of Assets.

(a) At or prior to the Effective Time and to the extent not already completed:

(i) Dover shall and hereby does, on behalf of itself and the other members of the Dover Group, as applicable, transfer, contribute, assign, distribute, and convey, or cause to be transferred, contributed, assigned, distributed and conveyed (“Transfer”), to Knowles or another member of the Knowles Group, and Knowles or such member of the Knowles Group shall and hereby does accept from Dover and the applicable members of the Dover Group, all of Dover’s and the other members’ of the Dover Group’s respective direct or indirect rights, title and interest in and to the Knowles Assets, including all of the outstanding shares of capital stock or other ownership interests in the entities listed on Schedule 2.2(a)(i) (the “Transferred Entities”) (it being understood that if any Knowles Asset shall be held by a Subsidiary of a Transferred Entity, such Knowles Asset may be Transferred for all purposes hereunder as a result of the Transfer of the equity interests in such Transferred Entity to Knowles or another member of the Knowles Group); and

(ii) Knowles shall and hereby does, on behalf of itself and the other members of the Knowles Group, as applicable, Transfer to Dover or another member of the Dover Group, and Dover or such member of the Dover Group shall and hereby does accept from Knowles and the applicable members of the Knowles Group, all of Knowles’ and the other members’ of the Knowles Group’s respective direct or indirect rights, title and interest in and to the Dover Assets held by Knowles or a member of the Knowles Group.

(b) Unless otherwise agreed to by the Parties, each of Dover and Knowles, as applicable, shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be transferred pursuant to Section 2.2(a) or Section 2.7.

Section 2.3. Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, from and after the Effective Time, (a) Dover shall, or shall cause another member of the Dover Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the Dover Liabilities and (b) Knowles shall, or shall cause another member of the Knowles Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all the Knowles Liabilities, in each case regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Dover Group or the Knowles Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (iv) which entity is named in any action associated with any Liability and (v) whether the facts on which they are based occurred prior to, on or after the date hereof.

Section 2.4. Intercompany Accounts.

(a) Each Intercompany Account (other than those set forth on Schedule 2.4(a)) which exists and is reflected immediately prior to the Effective Time in any general ledger account or other Records of Dover, Knowles or any of their respective Affiliates, shall be satisfied and/or settled by the relevant members of the Dover Group and the Knowles Group no later than the Effective Time by (i) forgiveness by the relevant obligee, (ii) one or a related series of distributions of and/or contributions to capital, (iii) payment by the relevant obligor to the relevant obligee, or (iv) dividends or a combination of the foregoing, in each case as determined by Dover.

(b) With respect to any Intercompany Account that is set forth on Schedule 2.4(a) and any other Intercompany Account that is not satisfied or settled as described in Section 2.4(a) for any reason, such Intercompany Account shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within 30 days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a Third Party and shall no longer be an Intercompany Account.

Section 2.5. Bank Accounts; Cash Balances.

(a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as Dover may determine), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Knowles or any other member of the Knowles Group (the “Knowles Accounts”) so that such Knowles Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Dover or any other member of the Dover Group (the “Dover Accounts”) are de-linked from the Dover Accounts. From and after the Effective Time, no Dover Employee (as defined in the Employee Matters Agreement) shall have any authority to access or control any Knowles Account, except as provided for through the Transition Services Agreement.

(b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as Dover may determine), all actions necessary to amend all Contracts governing the Dover Accounts so that such Dover Accounts, if currently linked to a Knowles Account, are de-linked from the Knowles Accounts. From and after the Effective Time, no Knowles Employee shall have any authority to access or control any Dover Account, except as provided for through the Transition Services Agreement.

(c) It is intended that, following consummation of the actions contemplated by sections (a) and (b) above, there will continue to be in place a centralized cash management system pursuant to which the Knowles Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the Knowles Group.

(d) It is intended that, following consummation of the actions contemplated by sections (a) and (b) above, there will continue to be in place a centralized cash management system pursuant to which the Dover Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the Dover Group.

(e) With respect to any outstanding checks issued by Dover, Knowles, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the member of the applicable Group owning the account on which the check is drawn.

(f) As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

(g) The Parties agree that, prior to the Effective Time, Dover or any other member of the Dover Group may withdraw any and all cash or cash equivalents from the Knowles Accounts for the benefit of Dover or any other member of the Dover Group and any such cash or cash equivalents so withdrawn shall be a Dover Asset notwithstanding anything to the contrary contained herein.

Section 2.6. Limitation of Liability; Termination of Agreements.

(a) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement (but excluding any such information included in the Distribution Disclosure Documents, Liability for which will be governed by Section 2.3) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as provided in Section 2.4, Section 2.12 or as set forth in subsection (c) below, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding, whether or not in writing, entered into or existing at or prior to the Effective Time, and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, course of dealings or understandings between it or any members in its Group, on the one hand, and the other Party, or any members of its Group, on the other hand, effective as of immediately prior to the Effective Time, and any such Liability, whether or not in writing, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, any reasonably requested actions necessary to effect the foregoing.

(c) The provisions of Section 2.6(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) this Agreement, the Ancillary Agreements, the Reorganization Documents, the Continuing Arrangements and any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby;

(ii) any Contracts, arrangements, course of dealings or understandings to which any Third Party is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts, arrangements, course of dealings or understandings constitute Dover Assets, Knowles Assets, Dover Liabilities, or Knowles Liabilities, such Contracts, arrangements, course of dealings or understandings shall be assigned or retained pursuant to Article II); and

(iii) any Contracts, arrangements, commitments or understandings to which any non-Wholly Owned Subsidiary of Dover or Knowles is a party.

(d) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.6(b) and, but for the mistake or oversight of either Party, would have been listed on Schedule 1.1(19) as a Continuing Arrangement as it is reasonably necessary for such affected Party to be able to continue to operate its businesses in substantially the same manner in which such businesses were operated prior to the Effective Time, then, at the request of such affected Party made within twelve (12) months following the Effective Time, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue following the Effective Time; provided, however, any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.7. Transfers Not Effected At or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall cooperate to effect such Transfers or assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or assumed; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and assumption of all Liabilities contemplated to be Transferred or assumed pursuant to this Article II. In the event that any such Transfer of Assets or assumption or Liabilities has not been consummated as of the Effective Time, then from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset or Liability is to be transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member of the Dover Group or the Knowles Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of transfer of any Asset or assumption of any Liability pursuant to Section 2.7(a), are obtained or satisfied, the transfer, assignment or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Sections 2.2 and 2.3) and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the transfer or assignment of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.7(a) shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d) Until the two year anniversary of this Agreement, if either Party determines that it (or any member of its Group) owns any Asset that was allocated by the terms of this Agreement to be Transferred to the other Party at the Effective Time or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or an Asset that such other Party or Subsidiary was intended to have the right to continue to use, then the Party owning such Asset shall as applicable (i) Transfer any such Asset to the Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be a Knowles Asset or Dover Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to assumption of associated Liabilities. In connection with such transfer, contribution, assignment, distribution or conveyance, the receiving party shall assume all Liabilities related to such Asset.

(e) After the Effective Time, each Party (or any member of its Group) may receive mail, telegrams, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other Party (or any member of its Group) to receive and open all mail, telegrams, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s

Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.6. The provisions of this Section 2.7(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

Section 2.8. Transfer Documents. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, at or prior to the Effective Time, or after the Effective Time with respect to Section 2.7, by the appropriate entities, the Transfer Documents necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid Transfer to the applicable Party (or any member of its Group) of all rights, titles and interests in and to its accepted Assets, including the transfer of real property with quit claim deeds, as may be appropriate.

Section 2.9. Shared Contracts.

(a) With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, between the Parties as follows:

(i) first, if a Liability is incurred exclusively in respect of a benefit received by one Party or its Group, the Party or Group receiving such benefit shall be responsible for such Liability;

(ii) second, if a Liability cannot be exclusively allocated to one Party or its Group under clause (i) above, such Liability shall be allocated among both Parties and their respective Groups based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each Party and its Group shall be responsible for any or all Liabilities arising out of or resulting from such Party’s or Group’s breach of the relevant Shared Contract.

(b) Except as otherwise expressly contemplated in this Agreement or an Ancillary Agreement, if Dover or any member of the Dover Group, on the one hand, or Knowles or any member of the Knowles Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other Party or its Group, Dover, on the one hand, or Knowles, on the other hand, will use its respective commercially reasonable efforts, or will cause any member of its Group to use its commercially reasonable efforts, to deliver, transfer or otherwise afford such benefit or payment to the other Party.

(c) Notwithstanding anything to the contrary herein, the Parties have determined that it is advisable that certain Shared Contracts, or portions thereof, will be separated or assigned to a member of the Dover Group or Knowles Group, as applicable. The Parties shall use their commercially reasonable efforts to separate the Shared Contracts which are identified on Schedule 2.9(c)(i) into separate Contracts between the appropriate Third Party and either Knowles or a member of the Knowles Group or Dover or a member of the Dover Group. Dover or a member of the Dover Group will use commercially reasonable efforts to assign the rights and obligations, but only to the extent relating to the Knowles Business, under the Shared Contracts which are identified on Schedule 2.9(c)(ii) to Knowles or a member of the Knowles Group. The Parties agree to cooperate and provide reasonable assistance prior to the Effective Time and for a period of six (6) months following the Effective Time (with no obligation on the part of either Party to pay any costs or fees with respect to such assistance) in effecting the separation or assignment of such Shared Contracts as described above.

Section 2.10. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.7, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, each Party shall cooperate with the other Party, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Distribution Date, Dover and Knowles in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Dover or Subsidiary of Knowles, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.11. Novation of Liabilities; Consents.

(a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign all obligations under Contracts or other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the other Party or a member of such other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such other Party or member of such other Party’s Group thereunder from and after the Effective Time; provided, however, that the other Party shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify each other Party and the members of such other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the other Party or any member of such other Party’s Group with respect to any matter to the extent that such other Party has engaged in any knowing violation of Law or fraud in connection therewith. The other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and obligations and other Liabilities.

Section 2.12. Guarantees and Letters of Credit.

(a) Dover shall (with the commercially reasonable cooperation of Knowles and the other members of the Knowles Group) use its commercially reasonable efforts, if so requested by Knowles, to have any member of the Knowles Group removed as guarantor of, or obligor for, any Dover Liability, including with respect to those guarantees and obligations listed or described on Schedule 2.12(a), to the extent that they relate to Dover Liabilities.

(b) Knowles shall (with the commercially reasonable cooperation of Dover and the other members of the Dover Group) use its commercially reasonable efforts, if so requested by Dover, to have any member of the Dover Group removed as guarantor of, or obligor for, any Knowles Liability, including with respect to those guarantees listed or described on Schedule 2.12(b), to the extent that they relate to the Knowles Liabilities (each of the releases referred to in paragraphs (a) and (b) of this subsection, a “Guaranty Release”).

(c) If Dover or Knowles is unable to obtain, or to cause to be obtained, any removal of any guarantee or other obligation as set forth in clauses (a) and (b) of this Section 2.12, (i) the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter and (iii) each of Dover and Knowles shall not renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party is or may be liable unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and such first Party wishes to extend the term of such guaranteed lease then such first Party shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

(d) Dover and Knowles shall cooperate and Knowles shall use commercially reasonable efforts to replace all letters of credit issued by Dover or other members of the Dover Group on behalf of or in favor of any member of the Knowles Group or the Knowles Business (the “Dover LCs”) as promptly as practicable with letters of credit from Knowles or a member of the Knowles Group as of the Effective Time. With respect to any Dover LCs that remain outstanding after the Effective Time (i) Knowles shall, and shall cause the members of the Knowles Group to, indemnify and hold harmless the Dover Indemnitees for any Liabilities arising from or relating to the such letters of credit, including, without limitation, any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Dover LCs in accordance with the terms thereof, (ii) Knowles shall pay to Dover a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding balance during such quarter of any outstanding Dover LCs and (iii) without the prior written consent of Dover, Knowles shall not, and shall not permit any member of the Knowles Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which Dover or any member of the Dover Group has issued any letters of credit which remain outstanding. Neither Dover nor any member of the Dover Group will have any obligation to renew any letters of credit issued on behalf of or in favor of any member of the Knowles Group or the Knowles Business after the expiration of any such letter of credit.

Section 2.13. Disclaimer of Representations and Warranties.

(a) EACH OF DOVER (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE DOVER GROUP), AND KNOWLES (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE KNOWLES GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR ALL ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY DISCLAIMED.

(b) Each of Dover (on behalf of itself and each member of the Dover Group) and Knowles (on behalf of itself and each member of the Knowles Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.13(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Dover or any member of the Dover Group, on the one hand, and Knowles or any member of the Knowles Group, on the other hand, are jointly or severally liable for any Dover Liability or any Knowles Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this

Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) Dover hereby waives compliance by itself and each and every member of the Dover Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Dover Assets to Dover or any member of the Dover Group.

(d) Knowles hereby waives compliance by itself and each and every member of the Knowles Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Knowles Assets to Knowles or any member of the Knowles Group.

Section 2.14. Knowles Financing Arrangements. Prior to the Distribution Date, Knowles shall enter into the Knowles Financing Arrangements, on such terms and conditions as agreed by Dover (including the amount that shall be borrowed pursuant to the Knowles Financing Arrangements and the interest rates for such borrowings). Dover and Knowles shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Knowles Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Knowles Financing Arrangements. The Parties agree that Knowles, and not Dover, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Dover Group or Knowles Group associated with the Knowles Financing Arrangements. It is the intent of the Parties that the Financing Cash Distribution is made in partial consideration for the direct transfer of the Knowles Assets to Knowles in the Reorganization whenever made.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1. Reorganization. The Parties agree to take, or cause the members of their respective Groups to take, prior to the Distribution, all actions necessary, subject to the terms of this Agreement, to effectuate the Reorganization (such documentation necessary to effect the Reorganization, the “Reorganization Documents”) as set forth on Schedule 3.1 (the steps of the Reorganization being referred to herein as the “Reorganization Step Plan”), and as updated by Dover from time to time.

Section 3.2. Certificate of Incorporation; Bylaws. At or prior to the Effective Time, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and amended and restated by-laws filed by Knowles with the Commission as exhibits to the Form 10.

Section 3.3. Directors. At or prior to the Effective Time, Dover shall take all necessary action to cause the Board of Directors of Knowles to consist of the individuals who are identified in the Form 10 (including the Information Statement) at the Effective Time as being directors of Knowles.

Section 3.4. Resignations.

(a) Subject to Section 3.4(b), at or prior to the Effective Time, (i) Dover shall cause all its employees and any employees of its Affiliates who will not become a Knowles Employee immediately following the Effective Time to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Knowles Group in which they serve, and (ii) Knowles shall cause all Knowles Employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Dover Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.5. Ancillary Agreements. At or prior to the Effective Time, Dover and Knowles shall enter into, and/or (where applicable) shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

ARTICLE IV

THE DISTRIBUTION

Section 4.1. Stock Dividend to Dover; Distribution. Prior to the Distribution Date, Knowles shall issue to Dover as a stock dividend in partial consideration for the direct transfer of the Knowles Assets to Knowles whenever made such number of shares of Knowles Common Stock (or Dover and Knowles shall take or cause to be taken such other appropriate actions to ensure that Dover has the requisite number of shares of Knowles Common Stock) as may be requested by Dover after consultation with Knowles in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by Dover) all of the issued and outstanding shares of Knowles Common Stock. Subject to conditions and other terms in this Article IV, Dover will cause the Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Knowles Common Stock to book entry accounts for each holder of Knowles Common Stock or designated transferee or transferees of such holder of Knowles Common Stock. For stockholders of Dover who own Dover Common Stock through a broker or other nominee, their shares of Knowles Common Stock will be credited to their respective accounts by such broker or nominee. No action by any holder of Dover Common Stock on the Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Knowles Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 4.2. Fractional Shares. Dover stockholders who, after aggregating the number of shares of Knowles Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Knowles

Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of Knowles Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Knowles Common Stock allocable to each other holder of record or beneficial owner of Dover Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Knowles Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Knowles shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of Dover, Knowles or the applicable Agent will guarantee any minimum sale price for the fractional shares of Knowles Common Stock. Neither Dover nor Knowles will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the selected broker-dealers will be Affiliates of Dover or Knowles.

Section 4.3. Actions in Connection with the Distribution.

(a) Knowles shall file such amendments and supplements to the Form 10 as Dover may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 and Information Statement as may be required by the Commission or federal, state or foreign securities Laws. Dover shall mail to the holders of Dover Common Stock, at such time on or prior to the Distribution Date as Dover shall determine, the Information Statement included in the Form 10, as well as any other information concerning Knowles, Knowles’ business, operations and management, the Separation and such other matters as Dover shall reasonably determine are necessary and as may be required by Law.

(b) Knowles shall also prepare, file with the Commission and cause to become effective any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans or as otherwise necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities. Promptly after receiving a request from Dover, Knowles shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Dover determines is necessary or desirable to effectuate the Distribution, and Dover and Knowles shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c) Promptly after receiving a request from Dover, Knowles shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the NYSE of the Knowles Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(d) Nothing in this Section 4.3 shall be deemed, by itself, to create a Liability of Dover for any portion of the Form 10.

Section 4.4. Sole Discretion of Dover. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Dover shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Dover may, in accordance with Section 10.10, at any time prior to the Distribution Date and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. None of Knowles, any other member of the Knowles Group, any Knowles Employee or any Third-Party shall have any right or claim to require the consummation of the Separation or the Distribution, each of which shall be effected at the sole discretion of the Board of Directors of Dover.

Section 4.5. Conditions to Distribution. Subject to Section 4.4, the following are conditions to the consummation of the Distribution (which, to the extent permitted by applicable Law, may be waived, in whole or in part, by Dover in its sole discretion). The conditions are for the sole benefit of Dover and shall not give rise to or create any duty on the part of Dover or the Board of Directors of Dover to waive or not waive any such condition. Any determination made by Dover prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties hereto.

(a) The Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the Information Statement shall have been mailed to Dover’s stockholders as of the Record Date;

(b) The Knowles Common Stock to be delivered to the Dover stockholders in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) Dover shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to Dover (in its sole discretion) to the effect, among other things, that the Distribution, together with certain related transactions, shall qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code and that certain transactions involving the transfer to members of the Knowles Group of certain Knowles Assets and/or the assumption by members of the Knowles Group of certain Knowles Liabilities in connection with the Separation shall not result in the recognition of any gain or loss to members of the Dover Group and Knowles Group for U.S. federal income tax purposes, and such private letter ruling shall not have been revoked prior to the Distribution Date or modified in any material respect;

(d) Dover shall have obtained an opinion from outside tax counsel, in form and substance satisfactory to Dover (in its sole discretion), substantially to the effect that the Distribution, and certain related transactions, shall qualify as a transaction that is described in Sections 368(a)(1)(D) and 355 of the Code;

(e) All permits, registrations and consents required under the securities or blue sky Laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been obtained and be in full force and effect;

(f) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the transactions related thereto, including the Transfer of Assets and assumption of Liabilities pursuant to Article II hereof, shall be in effect, and no other event outside the control of Dover shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions;

(g) The Reorganization and the Separation has been effectuated, including execution of all related Reorganization Documents, in accordance with the Reorganization Step Plan, in each case, as provided for in Section 3.1;

(h) Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(i) All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect;

(j) The Knowles Financing Arrangements shall have been executed and delivered and the proceeds thereof shall have been received by Knowles and Dover shall have received the Financing Cash Distribution and Dover shall be satisfied in its sole discretion that, as of the Effective Time, no member of the Dover Group shall have any Liability under the Knowles Financing Arrangements; and

(k) No events or developments shall have occurred or exist that, in the judgment of the Board of Directors of Dover, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interest of Dover or its stockholders.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. No Solicit. None of Dover or Knowles or any member of their respective Groups will from the Effective Time through and including the two year anniversary of the Effective Time, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of the other Party to terminate or breach an employment, contractual or other relationship with the other Party (or its Affiliates), hire or otherwise employ any employee of the other Party; provided, however, that nothing in this Section 5.1 shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided, further, that the applicable Party has not encouraged or advised such firm to approach any such employee.

Section 5.2. Legal Names and Other Parties’ Trademark.

(a) Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within six (6) months thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease): (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Affiliates (including, in the case of Knowles, “Dover” or “Dover Corporation” or any other name or Trademark containing the words “Dover”, and in the case of Dover, “Knowles” or “Knowles Corporation” or any other name or Trademark containing the words “Knowles”) and (B) any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) in the case of any member of the Knowles Group, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with Dover or in the case of any member of the Dover Group, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with Knowles, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated Third Party made such use or would otherwise be legally permissible for any unaffiliated Third Party without the consent of the Party owning such Other Party Mark, and (3) making references in internal historical and tax records. In furtherance of the foregoing, as soon as practicable, but in no event later than six (6) months following the Distribution Date, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that Knowles shall promptly after the Distribution Date post a disclaimer in a form and manner reasonably acceptable to Dover on the “www.knowles.com” website informing its customers that as of the Effective Time and thereafter Knowles, and not Dover, is responsible for the operation of the Knowles Business, including such website and any applicable services. Any use by any Party or any of such Party’s Affiliates of any of the Other Party Marks as permitted in this Section 5.2 is subject to their compliance with all quality control standards and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

(b) Notwithstanding the foregoing requirements of Section 5.2(a), if any Party or any member of such Party’s Group used commercially reasonable efforts to comply with Section 5.2(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to use commercially reasonable efforts to effectuate such name change and does effectuate such name change within twelve (12) months after the Distribution Date, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “Knowles” or “Dover” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c) Notwithstanding the foregoing requirements of Section 5.2(a), Knowles shall not be required to change any name including the words “Dover” in any Third-Party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) Knowles on a prospective basis from and after the Distribution Date shall change the name in any new or amended Third-Party contract or license or property record and (ii) Knowles shall not advertise or make public any continued use of the “Dover” name permitted by this Section 5.2(c).

Section 5.3. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees that during the period ending on March 31, 2016 with respect to paragraph (1) below and March 31, 2015 with respect to paragraph (2) (and with the consent of the other applicable Party, which consent shall not be unreasonably withheld or delayed, during any period of time after March 31, 2015 reasonably requested by such requesting Party so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the years ended December 31, 2014, 2013 and 2012, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting related to such financial statements and such Party’s management’s assessment thereof, and each Party’s management’s assessment of such Party’s disclosure controls and procedures related to such financial statements:

(1) Annual Financial Statements. Each Party shall provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, (a) its auditor’s audit report of its internal control over financial reporting and (b) management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete their respective auditor’s report on Internal Control Audit and Management Assessments, to the extent applicable to such Party.

(2) Access to Personnel and Records. Each audited Party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s expected auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct their respective Internal Control Audit and Management Assessments.

(b) Amended Financial Reports. In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between January 1, 2009 and December 31, 2014, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Reports”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party and the Other Parties’ Auditors, in connection with the other Party’s preparation of any Amended Financial Reports.

(c) Financials; Outside Auditors. If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(d) Third Party Agreements. Nothing in this Section 5.3 shall require any Party to violate any Contract or arrangement with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 5.3 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s consent to the disclosure of such information. The Parties also acknowledge that the Other Parties’ Auditors are subject to contractual, legal, professional and regulatory requirements which such auditors are responsible for complying with.

Section 5.4. No Restrictions on Corporate Opportunities.

(a) In the event that Dover or any other member of the Dover Group, or any director or officer of Dover or any other member of the Dover Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Dover or any other member of the Dover Group and Knowles or any other member of the Knowles Group, neither Dover nor any other member of the Dover Group, nor any director or officer of Dover or any other member of the Dover Group, shall have any duty to communicate or present such corporate opportunity to Knowles or any other member of the Knowles Group and shall not be liable to Knowles or any other member of the Knowles Group or to Knowles’ stockholders for breach of any fiduciary duty as a stockholder of Knowles or an officer or director thereof by reason of the fact that Dover or any other member of the Dover Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to Knowles or any other member of the Knowles Group.

(b) In the event that Knowles or any other member of the Knowles Group, or any director or officer of Knowles or any other member of the Knowles Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Dover or any other member of the Dover Group and Knowles or any other member of the Knowles Group, neither Knowles nor any other member of the Knowles Group, nor any director or officer of Knowles or any other member of the Knowles Group, shall have any duty to communicate or present such corporate opportunity to Dover or any other member of the Dover Group and shall not be liable to Dover or any other member of the Dover Group or to Dover’s stockholders for breach of any fiduciary duty as a stockholder of Dover or an officer or director thereof by reason of the fact that Knowles or any other member of the Knowles Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to Dover or any other member of the Dover Group.

(c) For the avoidance of doubt, to the extent that any person who is a director or officer of Dover or any other member of the Dover Group is also a director or officer of Knowles or any other member of the Knowles Group, such person shall have no duty to communicate or present any corporate opportunity of which he or she acquires knowledge to Knowles or any other member of the Knowles Group and shall not be liable to Knowles or any other member of the Knowles Group or to Knowles’ stockholders for breach of any fiduciary duty as an officer or director of Knowles by reason of the fact that Dover or any other member of the Dover Group pursues or acquires such corporate opportunity, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Knowles or any other member of the Knowles Group.

(d) For the purposes of this Section 5.4, “corporate opportunities” of Knowles or any other member of the Knowles Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of Knowles or any other member of the Knowles Group, including the Knowles Business, are of practical advantage to them and are ones in which Knowles or any other member of the Knowles Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Dover or any other member of the Dover Group or any of their officers or directors will be brought into conflict with that of Knowles or any other member of the Knowles Group, and “corporate opportunities” of Dover or any other member of the Dover Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of Dover or any other member of the Dover Group, including the Dover Business, are of practical advantage to them and are ones in which Dover or any other member of the Dover Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Knowles or any other member of the Knowles Group or any of their officers or directors will be brought into conflict with that of Dover or any other member of the Dover Group.

ARTICLE VI

RELEASES AND INDEMNIFICATION

Section 6.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(b), (ii) as may be otherwise provided in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VI, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their respective Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of such other Parties’ Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with all activities to implement the Distribution, the Separation and any of the other transactions contemplated hereunder and under any of the Ancillary Agreements; provided, however, that nothing in this Section 6.1(a) shall relieve any Person released in this Section 6.1(a) who, after the Effective Time, is a director, officer or employee of any member of the Knowles Group and is no longer a director, officer or employee of any member of the Dover Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Knowles Group after the Effective Time.

(b) Nothing contained in Section 6.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Separation and Distribution and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.1(a) shall release any Person from:

(i) any Liability assumed, transferred by, or assigned or allocated to, a Party or a member of such Party’s Group pursuant to or contemplated by this Agreement or any Ancillary Agreement including (A) with respect to Dover, any Dover Liability and (B) with respect to Knowles, any Knowles Liability;

(ii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, including in respect of claims brought against the Parties (or members of their respective Groups) by any Third Party, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv) any Liability with respect to any Continuing Arrangements or any Intercompany Accounts that survive the Effective Time pursuant to Section 2.5(b); and

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 6.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 6.1(a) with respect to such Liability.

In addition, nothing contained in Section 6.1(a) shall release any member of the Dover Group from honoring its existing obligations to indemnify any director, officer or employee of Knowles who was a director, officer or employee of Dover or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time; it being understood that if the underlying obligation giving rise to such Action is a Knowles Liability, Knowles shall indemnify Dover for such Liability (including Dover’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any and all Liabilities released pursuant to Section 6.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 6.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between or among one Party and/or a member of such Party’s Group, on the one hand, and the other Party and/or a member of such other Party’s Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Section 6.1(a) and 6.1(b).

(e) If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.

(f) At any time, at the request of any Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases reflecting the provisions hereof.

Section 6.2. Indemnification by Dover. Except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement or as set forth in Schedule 6.2, following the Effective Time, Dover and each member of the Dover Group shall indemnify, defend and hold harmless the Knowles Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Dover Liabilities, including the failure of any member of the Dover Group or any other Person to pay, perform or otherwise discharge any Dover Liability in accordance with its respective terms, whether prior to, on or after the Effective Time or (ii) any breach by any member of the Dover Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.3. Indemnification by Knowles. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Knowles and each member of the Knowles Group shall indemnify, defend and hold harmless the Dover Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Knowles Liabilities, including the failure of any member of the Knowles Group or any other Person to pay, perform or otherwise discharge any Knowles Liability or Knowles Contract in accordance with its respective terms, whether prior to, on or after the Effective Time or (ii) any breach by Knowles or any member of the Knowles Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.4. Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third Party Claim which shall be governed by Section 6.4(b)), within ten (10) Business Days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). The Indemnifying Party will have a period of thirty (30) days after receipt of a notice under this Section 6.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VIII.

(b) If a claim or demand (including the commencement of an Action) is made against a Dover Indemnitee or a Knowles Indemnitee (each, an “Indemnitee”) by any Third Party as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement (a “Third Party Claim”), such Indemnitee shall notify the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail (which may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), of the Third Party Claim promptly (and in any event within ten (10) Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of a Liability being managed by a Party in accordance with any Ancillary Agreement, an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and seek to settle or compromise any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that involves such conflict of interest or seeks equitable relief with respect to the Indemnitee(s).

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the Indemnitee and provides for a full, unconditional and irrevocable release of the Indemnitee from all Liability in connection with the Third Party Claim.

(g) Except as otherwise provided in Section 10.20, absent fraud by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or losses arising out of or relating to, as the case may be, any Knowles Liability or Dover Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

(h) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 6.4, the terms of the Ancillary Agreement will govern.

(i) Any Indemnitee that has made a claim for indemnification pursuant to this Section 6.4 shall use commercially reasonable efforts to mitigate any Indemnifiable Losses in respect thereof.

(j) The provisions of this Article VI shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claim brought or asserted after the date of this Agreement. There shall be no requirement under this Section 6.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Dover Liabilities and partly Knowles Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

Section 6.5. Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 6.6. Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive (i) the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any and all Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

(c) Indemnification under this Article VI shall be treated for Tax purposes consistent with the private letter ruling, and if not addressed therein, to the extent allowed under existing Tax Law, in one of the following ways: (i) if made by Dover to Knowles, such payment shall be treated as an additional part of the transfer by Dover to Knowles in the Separation and (ii) if made from Knowles to Dover, such payment shall be treated as a reduction in the amount of the transfer by Dover to Knowles in the Separation.

Section 6.7. Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Contribution.

(a) Insurance Proceeds and Other Amounts. The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement: (i) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability; (ii) shall not be increased to take into account any Tax costs incurred by the Indemnitee arising from any Indemnity Payments received from the Indemnifying Party (as defined in Section 6.4(b)); and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.7(c), contribute to the Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Knowles and each other member of the Knowles Group, on the one hand, and Dover and each other member of the Dover Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Knowles Business of a member of the Knowles Group, on the one hand, or the Dover Business or a member of the Dover Group, on the other hand. The information on Schedule 1.1(34)(iv)(A) shall be deemed supplied by the Dover Business. All other information in the Distribution Disclosure Documents shall be deemed supplied by the Knowles Business or the members of the Knowles Group. With respect to Pre-Separation Disclosure, any disclosure relating to the Dover Business shall be deemed supplied by the Dover Business or the members of the Knowles Group and any disclosure relating to the Knowles Business shall be deemed supplied by the Knowles Business or the members of the Knowles Group.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified, privileged or Confidential Information and subject further to any restrictions or limitations contained in Section 5.3 or elsewhere in this Article VII:

(a) After the Effective Time, upon the prior written request by Knowles for specific and identified Information which relates to (x) any member of the Knowles Group or the conduct of the Knowles Business (including Knowles Assets and Knowles Liabilities), as the case may be, up to the Effective Time, or (y) any Ancillary Agreement, Dover shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Knowles has a reasonable need for such originals) in the possession or control of Dover or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of a member of the Knowles Group.

(b) After the Effective Time, upon the prior written request by Dover for specific and identified Information which relates to (x) any member of the Dover Group or the conduct of the Dover Business (including Dover Assets and Dover Liabilities), as the case may be, up to the Effective Time, or (y) any Ancillary Agreement, Knowles shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Dover has a reasonable need for such originals) in the possession or control of Knowles or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of a member of the Dover Group.

Section 7.2. Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, and subject to any restrictions or limitations contained in Section 5.3 or elsewhere in this Article VII, from and after the Effective Time, each of Dover and Knowles shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information and to the requirements of any applicable Law, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and only for the duration such access is required, and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement; provided, however, in the event that a Party determines that any such access or the provision of any such information (including information requested under Section 5.3 or Section 7.1) would be commercially detrimental in any material respect, violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any Third Party required to make such disclosure without violating a Contract with a Third Party) to permit compliance with such information request in a manner that avoids any such harm, violation or consequence. Each of Dover and Knowles shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to Section 5.3 or this Article VIII of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 7.3. Witness Services. At all times from and after the Effective Time, each of Dover and Knowles shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party.

Section 7.4. Confidentiality.

(a) Notwithstanding any termination of this Agreement, from and after the Effective Time until the date that is five (5) years after the date of termination of the Agreement, the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party (and the members of its respective Group and Business); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Dover’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Knowles Business (in the case of the Knowles Group) or the Dover Business (in the case of the Dover Group); provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.4(a).

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any Contracts entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.

(d) Upon the written request of a Party, the other Party shall take commercially reasonable actions to promptly, (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts there from). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 7.5. Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Dover Group and the Knowles Group, and that each of the members of the Dover Group and the Knowles Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Dover or Knowles or their successors or assigns, as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) Dover shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Dover Business, whether or not the privileged information is in the possession of or under the control of Dover or Knowles. Dover shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Dover Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Dover, whether or not the privileged information is in the possession of or under the control of Dover or Knowles or their successors or assigns; and

(ii) Knowles shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Knowles Business, whether or not the privileged information is in the possession of or under the control of Dover or Knowles or their successors or assigns. Knowles shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Knowles Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Knowles, whether or not the privileged information is in the possession of or under the control of Dover or Knowles or their successors or assigns.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.5, with respect to all privileges not allocated pursuant to the terms of Section 7.5(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both Dover and Knowles in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation, arbitration or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation, arbitration or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate and shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Dover and Knowles as set forth in Section 7.4 and this Section 7.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 7.1 and Section 7.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by this Section 7.5 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.6. Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII or Section 5.3 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 7.7. Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information, or privileged matter with respect thereto, set forth in any Ancillary Agreement.

Section 7.8. Compensation for Providing Information. A Party requesting Information pursuant to this Article VII agrees to reimburse the providing Party for the reasonable expenses, if any, of gathering, copying and otherwise complying with the respect with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting any privilege thereunder or any other restrictions on the disclosure of such Information).

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1. Negotiation.

(a) In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article VIII) or otherwise arising out of, or in any way related to this Agreement or any such Ancillary Agreement or the transactions contemplated hereby or thereby, including any claim based on Contract, tort, Law or constitution (but excluding any controversy, dispute or claim arising out of any Contract with a Third Party if such Third Party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the general counsel or chief legal officer (as appropriate) of the relevant Parties (or such other officer designated by the relevant Party) shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that (i) such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed sixty (60) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”) and (ii) the relevant employees from both Parties with knowledge and interest in the Agreement Dispute shall first have tried to resolve the differences between the Parties. Within thirty (30) days of receipt of the Dispute Notice, the receiving Party shall submit to the other Party a written response. The Dispute Notice and the response shall each include a statement of the Party’s position, a general summary of the arguments supporting that position, the name and title of the executive who will represent the party and any other person(s) who will attend settlement meetings.

(b) Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in the event of any Agreement Dispute with respect to which a Dispute Notice has been delivered in accordance with this Section 8.1 (i) the relevant Parties shall not assert the defenses of statute of limitations and laches with respect to the period beginning after the date of receipt of the Dispute Notice, and (ii) any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall be tolled by the service of a Dispute Notice. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any arbitration or other proceeding, but shall be considered as to have been disclosed for settlement purposes.

Section 8.2. Arbitration. If the Agreement Dispute has not been resolved for any reason after sixty (60) days have elapsed from the receipt by a Party of a Dispute Notice, such Agreement Dispute shall be exclusively and finally determined, at the request of any relevant Party, by arbitration conducted where the Parties agree it would be most convenient, and in the absence of agreement in New York City, before and in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules then currently in effect, except as modified herein (the “Rules”).

Section 8.3. Selection of Arbitrators. There shall be three arbitrators. Each Party shall appoint an arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA in accordance with the listing and ranking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. In the event that an arbitrator is objected to, the AAA shall decide whether such objection is valid and whether the challenged arbitrator shall be removed. Any controversy concerning the jurisdiction of the arbitrators, whether an Agreement Dispute is arbitrable, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrators.

Section 8.4. Arbitration Procedures. Any hearing to be conducted shall be held no later than 180 days following appointment of the arbitrators or a soon thereafter as practicable.

Section 8.5. Discovery. The arbitrators, consistent with the expedited nature of arbitration, shall permit limited discovery only of documents directly related to the issues in dispute. There shall be no more than three depositions per party of no more than 8 hours each. Notwithstanding the foregoing, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of a claim or defense or which are relevant to the issues raised in the Agreement Dispute. All discovery, if any, shall be completed within 90 days following the appointment of the arbitrators or as soon thereafter as practicable. Adherence to formal rules of evidence shall not be required and the arbitrators shall consider any evidence and testimony that the arbitrators determine to be relevant, in accordance with the Rules and procedures that the arbitrators determine to be appropriate. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction.

Section 8.6. Confidentiality of Proceedings. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement or as may be required by law or any regulatory authority, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award. The arbitral award shall be confidential; provided, that such award may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or regulatory authority.

Section 8.7. Pre-Hearing Procedure and Disposition. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes, including to compel a party to arbitrate any Agreement Dispute, to prevent irreparable harm prior to the appointment of the arbitral tribunal or to require witnesses to obey subpoenas issued by the arbitrators. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitrators and agree that any such interim order or remedy may be enforced, as necessary, in any court of competent jurisdiction.

Section 8.8. Continuity of Service and Performance. During the course of dispute resolution pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such dispute resolution.

Section 8.9. Awards. The arbitrators shall make an award and issue a reasoned opinion in writing setting forth the basis for such award within 30 days following the close of the hearing on the merits, or a soon thereafter as practicable. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable Law, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a Third Party Claim and the arbitrators are not empowered to and shall not award such damages. Any final award must provide that the party against whom an award is issued shall comply with the order within a specified period of time, not to exceed 30 days.

Section 8.10. Costs. If any Party attempts, unsuccessfully, to prevent an Agreement Dispute from being arbitrated such Party shall reimburse the prevailing party for all costs incurred in compelling arbitration. Except as otherwise may be provided in any Ancillary Agreement, the costs of arbitration pursuant to this Article VIII shall be borne by the non-prevailing Party as determined by the arbitrator.

Section 8.11. Adherence to Time Limits. In accepting appointment, each of the arbitrators shall commit that his or her schedule permits him or her to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Agreement Dispute within the time periods set by this Agreement and by the Rules. Any time limits set out in this Article VIII or in the Rules may be modified upon written agreement of the Parties and the arbitrators or by order of the arbitrators for good cause shown. Any failure of the arbitrators to comply with such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

ARTICLE IX

INSURANCE

Section 9.1. General Liability Policies to be Maintained by Knowles. Knowles agrees and covenants (on its own behalf and on behalf of each other member of the Knowles Group) that it will procure and maintain at its sole cost and expense, for a period of no less than five years from the Effective Time, annual occurrence-based primary and excess general liability insurance policies issued by insurers with an A.M. Best Company credit rating of “a” or better and naming Dover as an additional insured (together, the “Knowles General Liability Policies”). Such primary policies shall provide no less than $2 million in per occurrence and $4 million in aggregate annual limits and shall be subject to an aggregate retention of no more than $4 million. Such excess policies shall attach immediately above such primary policies and shall provide no less than $100 million in annual limits. The Knowles General Liability Policies shall otherwise provide coverage with terms and conditions at least as favorable as Dover’s primary and excess general liability policies in place as of the Effective Time. It is the intention of the Parties that the Knowles General Liability Policies shall act as primary insurance with respect to any claims asserted against Dover and/or Knowles.

Section 9.2. Policies and Allocation of Related Rights and Obligations. Knowles acknowledges and agrees (on its own behalf and on behalf of each other member of the Knowles Group) that (i) neither Knowles nor any other member of the Knowles Group has any rights to or under any Third Party Shared Policy, except as expressly provided in this Article IX and (ii) nothing in this Article IX shall be deemed to constitute (or to reflect) an assignment of any rights to or under any Third Party Shared Policy.

Section 9.3. Third Party Shared Policies.

(a) With respect to Third Party Shared Policies for claims that arise out of insured events with an occurrence date prior to the Effective Time, to the extent reasonably possible, Dover will, or will cause the applicable insurance companies or members of the Dover Group that are insured thereunder to (i) continue to provide Knowles and any other member of the Knowles Group with access to and coverage under the applicable Third Party Shared Policies, and (ii) reasonably cooperate with Knowles and take commercially reasonable actions as may be necessary or advisable to assist Knowles in submitting such claims under the applicable Third Party Shared Policies; provided, that Knowles shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to such claims and neither Dover nor the insurance company or member of the Dover Group shall be required to maintain such Third Party Shared Policies beyond their current terms. For the avoidance of doubt, if an occurrence date is after the Effective Time, then no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to Knowles under such Third Party Shared Policies.

(b) With respect to all Third Party Shared Policies, Knowles agrees and covenants (on behalf of itself and each other member of the Knowles Group, and each other Affiliate of Knowles) not to make any claim or assert any rights against Dover and any other member of the Dover Group, or the unaffiliated Third-Party insurers of such Third Party Shared Policies, except as expressly provided under this Section 9.3.

Section 9.4. Administration of Third Party Shared Policies; Other Matters.

(a) Administration. With respect to all Third Party Shared Policies, from and after the Effective Time, Dover or a member of the Dover Group shall be responsible for the Insurance Administration and Claims Administration of such Third Party Shared Policies; provided, that the retention of such administrative responsibilities by Dover or a member of the Dover Group is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Third Party Shared Policies as contemplated by the terms of this Agreement; provided further, that the retention of such administrative responsibilities by Dover or a member of the Dover Group shall not relieve the Person submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner, or of such Person’s authority to settle any such Insured Claim within any period permitted or required by the relevant Third Party Shared Policy. At its discretion, and in accordance with the terms of the Third Party Shared Policies, Dover may discharge its administrative responsibilities with respect to such Third Party Shared Policies by contracting for the provision of administrative services to any unaffiliated Person, including, after the Effective Time, Knowles or any of its Affiliates. Dover will use its commercially reasonable efforts to notify the appropriate member of the Knowles Group of such discharge. Knowles shall reimburse Dover for any costs incurred by Dover related to Insurance Administration and Claims Administration to the extent such costs (which include defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of Dover providing the administrative services) are (i) not covered under the Third Party Shared Policies and (ii) related to Knowles Liabilities. Dover or any member of the Dover Group shall not settle any Insured Claim of Knowles or any member of Knowles Group under the Third Party Shared Policies without first obtaining the approval of Knowles or such member of Knowles Group. Such approval shall not be unreasonably withheld, delayed or conditioned.

(b) Exceeding Policy Limits. Where Knowles Liabilities are specifically covered under a Third Party Shared Policy for periods prior to the Effective Time, or where such Third Party Shared Policy covers claims made after the Effective Time with respect to an occurrence prior to the Effective Time, then from and after the Effective Time, Knowles may claim coverage for Insured Claims under such Third Party Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Third Party Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 9.4(d)), subject to the terms of this Section 9.4.

(c) Claims Not Reimbursed. Except as set forth in this Section 9.4, Dover and Knowles shall not be liable to one another (nor shall any member of the Dover Group be liable to any member of the Knowles Group) for claims, or portions of claims, not reimbursed by insurers under any Third Party Shared Policy for any reason not within the control of Dover or Knowles, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), Third Party Shared Policy limitations or restrictions, any coverage disputes, any failure to timely file a claim by Dover or Knowles (or any of the members of their respective Groups), or any defect in such claim or its processing. The liability of Dover and Knowles to one another for such claims is expressly limited to the amount of Insurance Proceeds received with respect to such claims and allocated to the respective Parties in accordance with Section 9.4(e). It is expressly understood that the foregoing provisions in this Section 9.4(c) shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VI.

(d) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Third Party Shared Policies shall be paid to or on behalf of Dover under the relevant Third Party Shared Policy, and Dover shall thereafter administer the Third Party Shared Policies, as appropriate, by retaining the Insurance Proceeds with respect to Dover Liabilities, and by paying the Insurance Proceeds to Knowles with respect to Knowles Liabilities. In the event that the aggregate limits on any Third Party Shared Policies are exceeded by the aggregate of outstanding Insured Claims by the Parties or members of their respective Groups, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Third Party Shared Policy, and any Party who has received Insurance Proceeds in excess of such Party’s respective percentage of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its respective percentage of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Third Party Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Third Party Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim, provided, that any allocation of Insurance Proceeds shall be made net of any recovery, whenever obtained, from such other responsible parties.

(e) Allocation of Deductibles. In the event that the Parties or members of their respective Groups have bona fide claims under any Third Party Shared Policy arising from the same occurrence and for which a deductible is payable, the Parties agree that the aggregate amount of the deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Third Party Shared Policy pursuant to Section 9.4(d), and any Party who has paid more than such allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the deductible pursuant hereto.

Section 9.5. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same occurrence or related occurrences, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article IX shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 9.6. Cooperation. The Parties agree to use (and cause the members in their respective Groups to use) their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Article IX.

Section 9.7. Miscellaneous. Nothing in this Agreement shall be deemed to restrict Knowles or Dover, or any members of their respective Groups, from acquiring at its own expense any insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this Agreement, from and after the Effective Time, Knowles and Dover shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own deductibles and retentions for such insurance programs. Notwithstanding Section 9.1, Knowles acknowledges and agrees (on its own behalf and on behalf of each other member of the Knowles Group) that Dover has provided to Knowles prior to the Effective Time all information necessary for Knowles or the appropriate member of the Knowles Group to obtain such insurance policies and insurance programs as Knowles or the appropriate member of the Knowles Group, in its sole judgment and discretion, deems necessary to cover any and all risk of loss related to the Knowles Business.

ARTICLE X

MISCELLANEOUS

Section 10.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control; provided, however, that in relation to (i) any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement, (ii) any matters governed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail over this Agreement or any other Ancillary Agreement, (iii) the provision of support and other services after the Effective Time by the Knowles Group to the Dover Group, and vice versa, the Transition Services Agreement shall prevail over this Agreement or any other

Ancillary Agreement and (iv) any matters governed by the Voltronics Separation Agreement, the Voltronics Separation Agreement shall prevail over this Agreement or any other Ancillary Agreement, except to the extent set forth on Schedule 10.1(iv). It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of Dover, Knowles or any member of their respective Groups from those contained in this Agreement and the other Ancillary Agreements.

Section 10.2. Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements (excluding the Transfer Documents and the Reorganization Documents).

Section 10.3. Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 10.4. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5. Expenses.

(a) Except as otherwise expressly provided in this Agreement (including paragraphs (b) and (c) of this Section 10.5 and Schedule 10.5) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Information Statement, the plan of Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be borne and paid by the Person incurring such cost or Liability.

(b) Except as otherwise expressly provided in this Agreement (including paragraphs (b) and (c) of this Section 10.5 and Schedule 10.5) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Time; provided, however, that any costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Separation shall be borne by the Party or its Subsidiary to which such Contract is being assigned.

(c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.10, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third-Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 5.3, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.

Section 10.6. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

If to Dover:

Dover Corporation.

3005 Highland Parkway

Downers Grove, Illinois 60515

Attn: General Counsel

Facsimile: 630-743-2671

If to Knowles:

Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

Attn: General Counsel

Facsimile: 630-250-0575

Section 10.7. Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.8. Amendments. Subject to the terms of Section 10.10, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.9. Assignment. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (by merger, acquisition of assets or otherwise) and permitted transferees and assigns to the same extent as if such successor or permitted transferees and assigns had been an original party to the Agreement. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that (i) a Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, but no such assignment shall release the assigning Party from any liability or obligation under this Agreement and (ii) a Party may assign this Agreement in whole in connection with a bone fide third party merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment under this clause (ii) the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 10.10. Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement (including Article VI (Indemnification) hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Dover without the approval of Knowles or the stockholders of Dover. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 10.11. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within five (5) Business Days after presentation of an undisputed invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 10.12. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 10.13. Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. This Agreement is being entered into by Dover and Knowles on behalf of themselves and the members of their respective groups (the Dover Group and the Knowles Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

Section 10.14. Third Party Beneficiaries. Except as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.15. Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16. Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.17. Public Announcements. From and after the Effective Time, Dover and Knowles shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) as otherwise set forth on Schedule 10.17.

Section 10.18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 10.19. Consent to Jurisdiction. Subject to the provisions of Article VIII, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article VIII or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 10.6 shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.20. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article VIII, (ii) provisional or temporary injunctive relief in accordance therewith in any New York Court, and (iii) enforcement of any such award of an arbitral tribunal or a New York Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 10.21. Waiver of Jury Trial. SUBJECT TO ARTICLE VIII AND SECTIONS 10.19 AND 10.20 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING PERMITTED HEREUNDER. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.21.

Section 10.22. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.23. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.24. Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be duly executed as of the date first above written.

DOVER CORPORATION

By
Name:
Title:

KNOWLES CORPORATION

By
Name:
Title:

[Signature Page to Separation and Distribution Agreement]